Exhibit 21.1
SUBSIDIARIES OF ALEXION PHARMACEUTICALS, INC.
Alexion Cambridge Corporation is incorporated in Delaware
Alexion Delaware Holding LLC is formed in Delaware
Alexion Pharma Argentina SRL is incorporated in Argentina
Alexion Pharmaceuticals Australasia PTY LTD is incorporated in Australia
Alexion Pharma Belgium Sàrl is incorporated in Belgium
Alexion Bermuda L.P. is registered in Bermuda
Alexion Farmacêutica Brasil Importação e Distribuição de Produtos e Serviços de Administração de Vendas Ltda. (doing business as Alexion Brasil) is incorporated in Brazil
Alexion Farmacêutica América Latina Serviços de Administração de Vendas Ltda. (doing business as Alexion Latina America) is incorporated in Brazil
Alexion Pharma Canada Corp. is incorporated in Canada
Alexion Montréal Corp. (formerly Enobia Pharma Inc.) is incorporated in Canada
Alexion (Shanghai) Company Limited is incorporated in Shanghai
Alexion Pharma Colombia SAS is incorporated in Colombia
Alexion Europe SAS is incorporated in France
Alexion Pharma France is incorporated in France
Alexion Pharma Germany GmbH is incorporated in Germany
Alexion Business Services Private Limited is incorporated in India
Alexion Pharma Israel Ltd. is incorporated in Israel
Alexion Pharma Italy Sarl is incorporated in Italy
Alexion Pharma GK is incorporated in Japan
Alexion Pharma Mexico, S. de R.L. de C.V. is incorporated in Mexico
Alexion Holding B.V. is registered in the Netherlands
Alexion Pharma Netherlands B.V. is incorporated in the Netherlands
Alexion Pharma OOO is incorporated in Russia
Alexion Pharma Spain S.L. is incorporated in Spain
Alexion Pharma Nordics AB is incorporated in Sweden
Alexion Pharma International Sàrl is incorporated in Switzerland
Alexion Ýlaç Ticaret Limited Þirketi is incorporated in Turkey
Alexion Pharma UK is incorporated in the United Kingdom
Enobia Pharma Corp. is incorporated in Delaware
Enobia Canada Limited Partnership is incorporated in Canada